                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-12

                             IMPERIAL SUGAR COMPANY

           -----------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

           -----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

[LOGO] Imperial Sugar Company
[LOGO]

ROBERT A. PEISER
President &
Chief Executive Officer

                               January 16, 2003

Dear Shareholder:

   The Annual Meeting of Shareholders will be held on Friday, February 28, 2003, at 9:00 a.m., Houston time, at the Airport Marriott Hotel, 18700 JFK Boulevard, Houston, Texas 77032. You are cordially invited to attend.

   At the meeting, we will elect four directors, act on a proposal to amend the Company's Long-Term Incentive Plan and act on the selection of auditors.

   Your board of directors joins me in urging you to attend the meeting to hear a report on the Company's progress and to meet with members of management. However, even if you plan to attend the meeting in person, I hope you will sign, date and return your proxy as soon as possible. Your vote is always important.

                                          Sincerely,
                                          /s/ Robert A. Peiser

                                          Robert A. Peiser

                                    [GRAPHIC]

                            IMPERIAL SUGAR COMPANY

                   Notice of Annual Meeting of Shareholders
                         To Be Held February 28, 2003

To the Shareholders of Imperial Sugar Company:

   The 2003 Annual Meeting of Shareholders of Imperial Sugar Company (the "Company") will be held at the Airport Marriott Hotel, 18700 JFK Boulevard, Houston, Texas 77032, on Friday, February 28, 2003, at 9:00 a.m., Houston time, for the following purposes:

   (1) to elect four directors;

   (2) to consider and act on a proposal to approve an amendment to the Company's Long-Term Incentive Plan;

   (3) to consider and act on a proposal to ratify the appointment of the firm Deloitte & Touche LLP, independent certified accountants, as auditors of the Company for its fiscal year ending September 30, 2003; and

   (4) to transact such other business as may properly come before the meeting or any adjournment thereof.

   Shareholders of record at the close of business on January 9, 2003 are entitled to notice of and to vote at the meeting.

   The By-Laws of the Company require that the holders of a majority of the outstanding shares of Common Stock entitled to vote be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Therefore, regardless of the number of shares you hold, it is important that your stock be represented at the meeting.

 WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE ASK THAT YOU PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

                                        For the Board of Directors

                                        ROY L. CORDES, JR.
                                        Secretary

Sugar Land, Texas
January 16, 2003

                            IMPERIAL SUGAR COMPANY
                               8016 Highway 90A
                            Sugar Land, Texas 77478

                               -----------------

                                PROXY STATEMENT

                               -----------------

                      2003 ANNUAL MEETING OF SHAREHOLDERS

   The accompanying proxy is solicited on behalf of the board of directors of Imperial Sugar Company (the "Company") to be voted at the 2003 Annual Meeting of Shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. In addition to the original solicitation by mail, certain regular employees of the Company may solicit proxies by telephone, by facsimile, by telegraph or in person. The Company has retained D. F. King & Co., Inc. on customary terms and at a fee estimated not to exceed $4,500, plus reasonable expenses, to assist in soliciting proxies. All expenses of soliciting proxies, including the cost of preparing and mailing this proxy statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be borne by the Company. If you attend the meeting, you may vote in person if you wish, even though you have mailed in your proxy. This proxy statement and the accompanying proxy are being mailed to shareholders beginning on or about January 16, 2003.

   All duly executed proxies will be voted as indicated by the instructions on the proxies. However, shareholders who execute proxies retain the right to revoke them at any time before they are voted. The revocation of a proxy will not be effective until written notice of the revocation has been given to the Secretary of the Company, unless the person granting the proxy votes in person.

   Unless otherwise indicated on the proxy, shares will be voted by the persons named in the accompanying proxy as follows:

   (1) for the election of the four directors named below;

   (2) for approval of the amendment to the Company's Long-Term Incentive Plan; and

   (3) for ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 2003.

   The majority of the outstanding shares of common stock, without par value, of the Company ("Common Stock") entitled to vote must be present in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Shares underlying a proxy marked "Abstain" on a matter will be considered to be represented at the meeting for quorum purposes.

   Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be present at the meeting for quorum purposes, but will be considered to be voted only as to those matters actually voted, and will not be considered as voting for any purpose as to the matters with respect to which no vote is indicated (commonly referred to as "broker non-votes").

   Directors are elected by a plurality of votes cast; accordingly, abstentions and broker non-votes will have no effect in the election of directors. The affirmative vote of the majority of the shares present and entitled to vote on the matter is required for adoption of the proposals referred to in (2) and (3) above; accordingly, abstentions applicable to shares represented at the meeting will have the same effect as votes against the proposals, and broker non-votes will have no effect on the outcome of the proposals.

   The persons named in the accompanying proxy may act with discretionary authority should any nominee become unavailable for election, although management is unaware of any circumstances likely to render any of the nominees unavailable. Management does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be presented to the meeting by others.

   At the close of business on January 9, 2003, the record date for the determination of shareholders entitled to vote at the meeting, the Company had outstanding and entitled to vote 9,498,939 shares of Common Stock, which is the only class of stock of the Company outstanding and entitled to vote at the meeting. Each shareholder is entitled to one vote for each share of Common Stock held. Cumulative voting is not allowed in the election of directors. Under the plan of reorganization effective in August 2001, the Company is to issue a total of 10,000,000 shares of Common Stock to former shareholders, debenture holders and creditors of the Company prior to the reorganization. Although all 10,000,000 shares are outstanding for accounting purposes, some of the shares have not been issued to holders because of pending disputes regarding bankruptcy claims.

                       PROPOSAL 1: ELECTION OF DIRECTORS

   The Company's board of directors is divided into three classes designated Class I, Class II and Class III, with staggered terms of office. The number of directors in each of the three classes is to be as nearly equal as possible. After the election of directors at the 2003 Annual Meeting, the terms of office of Class I directors extend until the Annual Meeting of Shareholders in 2006, and until their successors are qualified. The terms of office of Class II directors extend until the Annual Meeting of Shareholders in 2004 and the terms of office of Class III directors extend until the Annual Meeting of Shareholders in 2005, and, in each case, until their successors are qualified. At the 2003 Annual Meeting it is proposed to elect Robert J. McLaughlin, Robert
A. Peiser and John K. Sweeney as Class I directors and Curtis G. Anderson as a Class II director. Messrs. Peiser and Anderson were appointed by the Company's board of directors after the Company's 2002 Annual Meeting of Shareholders in February 2002. All of the nominees currently are serving as directors of the Company.

Nominees

   Set forth below is certain information concerning the four nominees for election as directors at the 2003 Annual Meeting, including the business experience of each during the past five years and the age of each nominee on January 9, 2003.

Directors in Class I
(Terms expiring at the 2006 Annual Meeting of Shareholders)

   Robert J. McLaughlin, age 70, joined the Board of Directors and became Chairman in August 2001. Mr. McLaughlin served as President and Chief Executive Officer of the Company from October 2001 to April 2002. He founded The Sutter Group in 1982, a management consulting company that focuses on enhancing shareholder value, and currently serves as its President. Previously, Mr. McLaughlin served as President and Chief Executive Officer of Fibreboard Corporation, a manufacturer of lumber, plywood and paper products.

   Robert A. Peiser, age 54, joined the Company as President, Chief Executive Officer and a director in April 2002. Prior to joining the Company, Mr. Peiser served as Chairman and Chief Executive Officer of Vitality Beverages, Inc. of Tampa, Florida, a privately owned beverage company, from July 1999 to February 2002. Mr. Peiser held senior management positions at CV Services International, Inc. from May 1998 to November 1999 and at Western Pacific Airlines from December 1996 to February 1998. Previously, Mr. Peiser was in management positions with FoxMeyer Drug Company and Trans World Airlines. Mr. Peiser is a director of Ascent Assurance, Inc. and Kitty Hawk, Inc.

   John K. Sweeney, age 50, has been a director of the Company since August 2001. Mr. Sweeney is a Managing Director at Lehman Brothers Inc., where he is involved in high yield, distressed and special situation investments. He has been with Lehman Brothers and predecessor firms since 1974.

Additional Director in Class II
(Term expiring at the 2004 Annual Meeting of Shareholders)

   Curtis G. Anderson, age 61, joined the Board of Directors in June 2002. He currently serves as Chairman of the board of directors of Anderson Capital Corporation, a Savannah-based privately held investment company that he founded in 1986. From 1994 to 1999, Mr. Anderson served as President, Chief Operating Officer and a director of Kuhlman Corporation, a diversified manufacturing company then listed on the New York Stock Exchange. Prior to founding Anderson Capital, Mr. Anderson served in numerous corporate and investment banking capacities with Citicorp and The First National Bank of Chicago.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ROBERT J. MCLAUGHLIN, ROBERT A. PEISER AND JOHN K. SWEENEY AS CLASS I DIRECTORS AND CURTIS G. ANDERSON AS A CLASS II DIRECTOR.

Continuing Directors

   Set forth below is certain information concerning the four directors of the Company whose present terms of office are scheduled to continue until 2004 or 2005, including the business experience of each during the past five years and the age of each nominee on January 9, 2003.

Directors in Class II
(Terms Expiring at the 2004 Annual Meeting of Shareholders)

   James J. Gaffney, age 62, has been a director of the Company since August 2001. Since 1997, Mr. Gaffney has served as a consultant to private investment funds affiliated with Goldman, Sachs & Co. in relation to investments by those funds in Viking Pacific Holdings Ltd. and Vermont Investments Limited, both New Zealand-based diversified holding companies. Since 1997, he has served as Vice Chairman of Viking Pacific. From 1995 through 1997, Mr. Gaffney served as Chairman of the Board and Chief Executive Officer of General Aquatics, Inc., which manufactures swimming pool equipment and constructs swimming pools. Mr. Gaffney also is a director of SCP Pool Corporation, Hexcel Corporation and Safelite Glass Corporation.

   Yves-Andre Istel, age 66, has been a director of the Company since August 2001. Mr. Istel is a Senior Advisor to Rothschild, Inc., and was Vice Chairman of Rothschild Inc. from 1993 to April 2002. He is a director of Rothschild & Cie Banque, Valeo S.A., Richemont S.A., and Chalone Wine Group. Mr. Istel is involved in many not-for-profit organizations, of which he chairs four. He was previously Chairman of Wasserstein Perella & Co. International and Managing Director of Wasserstein Perella & Co., Inc.

Directors in Class III
(Terms Expiring at the 2005 Annual Meeting of Shareholders)

   Gaylord O. Coan, age 67, has been a director of the Company since August 2001. Mr. Coan was Chairman of the Management Executive Committee and Chief Executive Officer of Gold Kist Inc., the nation's second largest and only farmer-owned chicken processing company from 1995 until his retirement in 2001. He is also a director of Cotton States Life Insurance Company.

   James A. Schlindwein, age 74, has been a director of the Company since August 2001. Mr. Schlindwein joined SYSCO Corporation in 1980 and retired from SYSCO in 1994 as an Executive Vice President and a director. SYSCO is the largest food service company in the country. Prior to joining SYSCO, Mr. Schlindwein spent sixteen years at Sara Lee, the last eight of which he served as President and Chief Executive Officer and finally as Chairman and Chief Executive Officer. Mr. Schlindwein is also a director of MGP Ingredients, Inc.

Board Meetings and Committees

   The Company's board of directors met ten times during the year ended September 30, 2002. Each incumbent director attended at least 75% of the aggregate numbers of meetings of the board of directors and its committees on which the director served after his election, except for Mr. Anderson, who attended 57% of such meetings.

   The board of directors has two standing committees: Audit and Executive Compensation. The membership and principal responsibilities of the committees are described below.

   At intervals between formal meetings, members of the board of directors and each committee are provided with information regarding the operations of the Company and are consulted on an informal basis with respect to pending business. Such consultation may lead to board or committee action between meetings being taken by unanimous written consent.

Audit Committee

Members: Gaylord O. Coan, Chairman
        Yves-Andre Istel
        Curtis G. Anderson

   The Audit Committee consists of members who are not officers or employees of the Company or its subsidiaries, and who are independent under rules established by the Nasdaq Stock Market. The Audit Committee reviews with the Company's internal auditor and independent certified public accountants the scope and results of their audits, monitors the adequacy of the Company's system of internal controls and procedures, recommends to the board the selection of the independent certified public accountants and reviews the fees paid for services rendered by such accountants. During the year ended September 30, 2002, the Audit Committee met seven times. Additional information about the Audit Committee and its responsibilities is included in the section of this proxy statement entitled "Audit Committee Report" and in the Audit Committee Charter, attached as Appendix A to the proxy statement for the Company's 2002 Annual Meeting of Shareholders filed with the SEC.

Executive Compensation Committee

Members: James J. Gaffney, Chairman
        Robert J. McLaughlin
        James A. Schlindwein
        John K. Sweeney

   The Executive Compensation Committee establishes the salaries, bonuses and other compensation for the Company's directors, executive officers and certain other managerial and professional personnel. The Committee reviews and approves or in some cases recommends to the board the Company's compensation plans. The Executive Compensation Committee also administers the granting of incentives to eligible employees under the Company's Long-Term Stock Incentive Plan and administers the Company's incentive bonus plans. The Executive Compensation Committee met eleven times during the year ended September 30, 2002.

Director Remuneration

   Each director who is not an officer or employee of the Company receives an annual retainer of $30,000 payable quarterly, $1,500 for each board meeting attended in person and $750 for each board meeting attended by conference telephone. The Chairman of the Board of Directors received a retainer of $8,750 monthly from May 2002 through September 2002, and $5,000 monthly thereafter. Additionally, each director who is not an officer or employee receives $1,000 for each committee meeting attended in person and $500 for each committee meeting attended by conference telephone. Each committee chairman also receives an annual fee of $5,000 payable quarterly. The Company reimburses each director for travel expenses incurred in connection with his attendance at board or committee meetings or other Company business meetings.

   Each director except Mr. Peiser and Mr. McLaughlin were granted options to purchase 30,000 shares of Common Stock in fiscal 2002. The options have an exercise price equal to the fair market value of Common Stock at date of grant (February 22, 2002 for all directors except Mr. Anderson, whose options were granted June 3, 2002, upon his election to the Board of Directors). All options have a ten year term and vest over a three year period. Mr. Peiser and Mr. McLaughlin's options are discussed in "Executive Compensation--Stock Options."

   Each nonemployee director is eligible to participate in the Company's Retirement Plan for Nonemployee Directors. The plan is a non-qualified retirement plan providing monthly retirement benefits to retired directors who were never employees of the Company. The plan provides for payments, commencing at the later of age 65 or retirement, equal to the retainer received by the director (or the cash equivalent thereof) at the date of the director's retirement for up to ten years after retirement (based on years of service), to a director who retires after completion of three years of service. Death benefits equal to 50% of the retirement benefit are paid to a surviving spouse.

Executive Compensation

   The following table presents the compensation, for services rendered in all capacities, of (1) the chief executive officer and four other most highly compensated executive officers of the Company serving on September 30, 2002,
(2) other persons who served as chief executive officer of the Company during any part of the fiscal year ended September 30, 2002 and (3) a former executive vice president who would have been one of the four other most highly compensated executive officers during the fiscal year ended September 30, 2002, except that he was no longer an officer on September 30, 2002 (collectively, the "named officers").

                          Summary Compensation Table

                                                                                Long-term
                                                                               Compensation
                                                    Annual Compensation           Awards
                                             ------------------------------    ------------
                                                                                  Shares
                                      Fiscal                    Other Annual    Underlying   All Other
   Name and Principal Positions        Year   Salary   Bonus   Compensation(1)   Options    Compensation
   ----------------------------       ------ -------- -------- --------------- ------------ ------------
Robert A. Peiser (2).................  2002  $225,000 $300,000          --       250,000             --
  President and Chief Executive
  Officer (April 2002-current)

Robert J. McLaughlin.................  2002        --  137,500    $487,500(3)    123,456             --
  President and Chief Executive
  Officer (October 2001-April 2002)

James C. Kempner (2).................  2002    44,846       --          --            --     $1,609,623(4)
  President and Chief Executive        2001   530,000  758,647          --            --             --
  Officer (to October 2001)            2000   530,000   39,750          --            --             --

William F. Schwer....................  2002   310,572   31,940          --       100,000             --
  Executive Vice President             2001   305,000  358,945          --            --             --
  and General Counsel                  2000   305,000   22,875          --            --             --

William J. Smith.....................  2002   306,942   33,145          --       100,000             --
  Executive Vice President--           2001   300,000  204,213          --            --             --
  Operations                           2000   300,000   22,500      46,002(5)         --             --

Walter C. Lehneis, Jr. (6)...........  2002   231,036  174,945          --        50,000             --
  President of Diamond Crystal         2001   223,077  443,000          --            --             --
  Brands                               2000   162,093    7,000          --            --             --

Benjamin A. Oxnard, Jr. (7)..........  2002   286,577       --          --            --             --
  Managing Director and                2001   280,000  189,000          --            --             --
  President of Savannah Foods          2000   279,606   21,000          --            --             --

Douglas W. Ehrenkranz (2)............  2002   296,827       --          --       100,000        677,047(8)
  Executive Vice President             2001   315,000  212,625          --            --             --
  (to August 2002)                     2000   249,508   23,625          --            --             --

--------
(1) Does not reflect amounts less than $50,000 and 10% of the sum of salary and bonus.
(2) Compensation during fiscal 2002 for Mr. Peiser, Mr. Kempner and Mr. Ehrenkranz includes amounts paid during their term of employment.
(3) Includes amounts paid to Mr. McLaughlin pursuant to a consulting agreement for his services as chief executive officer from October 2001 to April 2002. Excludes $43,750 paid to Mr. McLaughlin for his services as Chairman of the Board of Directors after April 2002, and excludes payments to his consulting firm for the consulting services discussed in "Other Transactions."
(4) Consists of lump-sum retirement payment of $784,923 pursuant to the Salary Continuation Plan and equipment with an agreed fair market value of $824,700 distributed upon Mr. Kempner's retirement in satisfaction of the Company's obligations under the Benefit Restoration Plan.
(5) Includes $29,079 of moving expenses paid on behalf of Mr. Smith and a related tax gross-up payment of $13,185.
(6) Mr. Lehneis' employment ended December 30, 2002 upon the sale of Diamond Crystal Brands.
(7) Mr. Oxnard retired from the Company on January 1, 2003.
(8) Includes payment under Mr. Ehrenkranz's employment agreement and the payment of accrued vacation on his departure from the Company in August 2002.

Stock Options

   The following table sets forth information regarding stock options granted to named officers during fiscal 2002.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                    Potential Realizable Value
                                                                    at Assumed Annual Rate
                       Number of   Percent of   Exercise              of Stock Price
                         Shares   Total Options or Base             Appreciation for Option
                       Underlying  Granted to    Price                     Term
                        Options   Employees in    Per    Expiration --------------------------
Name                    Granted    Fiscal Year   Share      Date       5%           10%
----                   ---------- ------------- -------- ----------   --------    ----------
Robert A. Peiser......  250,000        19%       $5.55   04/11/2012 $872,500     $2,212,500
Robert J. McLaughlin..  123,456        10%        5.55   02/22/2012  430,861      1,092,586
William F. Schwer.....  100,000         8%        5.55   02/22/2012  349,000        885,000
William J. Smith......  100,000         8%        5.55   02/22/2012  349,000        885,000
Walter C. Lehneis, Jr.   50,000         4%        5.55   02/22/2012  174,500        442,500
Douglas W. Ehrenkranz.  100,000         8%        5.55   02/22/2012  349,000        885,000

   The following table sets forth information regarding unexercised options held at September 30, 2002 by the named officers. No named officer exercised options during the year ended September 30, 2002.

                        FISCAL YEAR-END OPTIONS VALUES

                                                          Value of Unexercised
                            Number of Unexercised        in-the-Money Options at
                          Options at September 30, 2002   September 30, 2002(1)
                          ----------------------------- -------------------------
   Name                   Exercisable   Unexercisable   Exercisable Unexercisable
   ----                   -----------   -------------   ----------- -------------
   Robert A. Peiser......   62,500         187,500          --           --
   Robert J. McLaughlin..   30,864          92,592          --           --
   William F. Schwer.....   25,000          75,000          --           --
   William J. Smith......   25,000          75,000          --           --
   Walter C. Lehneis, Jr.   12,500          37,500          --           --
   Douglas W. Ehrenkranz.   25,000              --          --           --

--------
(1) No options were in the money based on the September 30, 2002 average of the high and low market price per share of $2, as reported by the OTC Bulletin Board.

   The following table provides information regarding shares covered by the Company's equity compensation plans as of September 30, 2002.

                           EQUITY COMPENSATION TABLE

                                                                                        Number of
                                                                                         shares
                                                                                        remaining
                                                        Number of                     available for
                                                       shares to be                      future
                                                        issued on   Weighted-avarage    issuance
                                                       exercise of  exercise price of under equity
                                                       outstanding     outstanding    compensation
Plan category                                            options         options          plans
-------------                                          ------------ ----------------- -------------
Equity compensation plans approved by shareholders....  1,111,456         $4.97          123,112
Equity compensation plans not approved by shareholders         --                             --
                                                        ---------                        -------
Total.................................................  1,111,456                        123,112
                                                        =========                        =======

Long-Term Incentive Plan

   The Company adopted the Imperial Sugar Company Long-Term Incentive Plan which became effective on its emergence from bankruptcy protection in August 2001. The Long-Term Incentive Plan is designed to attract and retain key employees and to stimulate the active interest of key employees in the Company's financial success. Key employees who hold positions of responsibility and whose performance, in the judgment of the Executive Compensation Committee (or other committee designated by the board of directors), can significantly affect the Company's success are eligible for awards under the Long-Term Incentive Plan. In addition, individuals expected to become employees within six months of the award date may receive awards conditioned on the individual actually becoming an employee during the six-month period.

   The Company's Executive Compensation Committee, or another committee designated by the board of directors, has the discretion to determine the types of awards to be made under the Long-Term Incentive Plan.

Awards under the Long-Term Incentive Plan may consist of one or more of the following:

  . incentive options and nonqualified stock options with an exercise price not less than fair market value on the grant date;

  .   Stock Appreciation Rights, or SARs;

  .   stock, including restricted stock and conditional stock units; and

  .   cash.

   An award also may be in the form of a performance award that may be based on one or more of the following: increased revenue; economic value added; cash flow measures; stock price; market share; return on equity or capital; return on revenue measures; costs; and safety and environmental performance measures. The performance award need not be based on an increase or positive result, but may be based on maintaining the status quo or limiting economic losses, as determined by the Executive Compensation Committee or another board designated committee.

   The following limitations apply to any award made under the Long-Term Incentive Plan. In any one calendar year, the Company may not grant to any person:

  . options or SARs that are exercisable for more than 300,000 shares of Common Stock;

  . stock awards covering or relating to more than 300,000 shares of Common Stock; or

  . cash awards or any other awards permitted by the Long-Term Incentive Plan (other than options, SARs and stock) having a value determined on the grant date in excess of $3,000,000.

Annual Pension Benefits

  Retirement Plan

   The Company's Retirement Plan (the "Retirement Plan") is a tax qualified benefit plan covering non-union employees of the Company and its subsidiaries, including Messrs. Kempner, Ehrenkranz, Lehneis, Peiser, Schwer, Smith and Oxnard. The Company also has adopted a Benefit Restoration Plan for certain participants (including Messrs. Kempner and Schwer) to supplement the benefits payable under the Retirement Plan to the extent that the limitations on qualified plan benefits mandated by the Internal Revenue Code of 1986, as amended (the "Code"), reduce retirement benefits that would otherwise be payable under the Retirement Plan. Some employees, including Mr. Oxnard, also are covered by the Savannah Foods and Industries Supplemental Executive Retirement Plan (the "Savannah Foods SERP"), which provides additional retirement income above the amounts provided by the Retirement Plan. Other employees, including Mr. Lehneis, are covered by the DSLT Top Management Plan and the DSLT Supplemental Retirement Plan, which provide additional retirement income above the amounts provided by the Retirement Plan.

   Benefits payable under the Retirement Plan are limited by various provisions of the Code that restrict the amount of compensation that may be taken into account to calculate benefits under qualified plans and other limits on the maximum benefit payable from qualified plans. To the extent the pension calculated pursuant to the Retirement Plan would exceed the maximum amount permitted by the Code, the difference would be payable from the Benefit Restoration Plan as a discounted lump sum on the participant's retirement.

   Annual benefits under the Retirement Plan are based on five-year average compensation. Benefits equal 1% of average compensation plus 0.5% of such compensation in excess of social security covered compensation per each of the first 35 years of service. Longer serviced individuals, including certain named officers, are subject to certain grandfathered provisions under prior plans. Benefits are defined in terms of a five-year certain and life annuity, with several other payment options available to employees.

   The projected total annual benefits from the Retirement Plan and the Benefit Restoration Plan, exclusive of benefits provided by previously allowed employee contributions, payable as a five-year certain and life annuity and commencing at age 65 (age 68 for Mr. Oxnard) are as follows:

                                               Estimated
                                              Total Annual
                      Name                      Benefits
                      ----                    ------------
                      Walter C. Lehneis, Jr..   $109,500
                      William F. Schwer......   $147,900
                      William J. Smith.......   $ 53,300
                      Benjamin A. Oxnard, Jr.   $104,000

   Mr. Kempner retired from the Company in October 2001, but has not yet begun to receive his retirement benefits. Assuming he begins receiving benefits under the Retirement Plan in January 2003, the total annual benefit due to him will be $31,000, payable in the form of a five-year certain and life annuity. He received a distribution under the Benefit Restoration Plan upon his retirement in fiscal 2002, as described in note 4 to the Summary Compensation Table above. Mr. Oxnard began receiving annual benefits of $136,813 under the Savannah Foods SERP in January 2002.

   Mr. Ehrenkranz terminated employment from the Company as of August 30, 2002. His vested annual accrued Retirement Plan benefit is $15,192, payable as a five-year certain and life annuity and commencing at age 65.

   Mr. Peiser will first be covered under the Retirement Plan as of July 1, 2003.

  Deferred Compensation Plans

   The Company agreed to provide lump sum supplemental retirement and death benefits to participants (including Messrs. Kempner and Schwer) in the Salary Continuation Plan. The plan also provides for monthly salary continuation payments in the "event of disability" (as defined in the Salary Continuation
Plan). If a participant's employment terminates prior to retirement for any reason other than death, disability or "cause" (as defined in the plan), the participant will be entitled to receive, on attainment of age 55 if his termination is prior to attaining the age of 55, the actuarial equivalent (as defined in the Salary Continuation Plan) of the payment he would have received had he retired at age 62. No amounts will be due under the plan to a participant who is terminated for cause. The Salary Continuation Plan allows participants who are 100% vested and who have attained the age of 55 to receive their benefits without termination of employment if approved by the Executive Compensation Committee. Mr. Kempner received payment of $784,923 (after deduction for payments made under the Management Retention Plan discussed below) in December 2001 under the Salary Continuation Plan. The estimated amount payable to Mr. Schwer (after deduction for payments made under the Management Retention Plan), on retirement at or after age 62, is $217,099.

   Mr. Oxnard has a balance remaining in a predecessor deferred compensation plan which provides for the payment of a 15-year annuity certain. Mr. Oxnard began receiving payments under this plan in January 2002. After deduction for payments made under the Management Retention Plan, Mr. Oxnard will receive benefits under the plan of $181,333 per year in 2003 through 2004 and $251,333 per year beginning in 2005 until the end of the 15-year term.

Management Retention Plan

   In 2001, the bankruptcy court approved a Management Retention Plan for 63 executive and key management personnel, including Messrs. Kempner, Schwer, Smith, Lehneis, Oxnard and Ehrenkranz. Payments made under this plan are included in the Summary Compensation Table.

   A participant received payments under the Management Retention Plan only if the participant agreed in writing that all amounts paid under the retention plan shall be applied as a credit to sums owing in the future, if any, under
(1) any voluntary retirement benefit arrangement pursuant to which the employee deferred part of his compensation for services until attainment of retirement age or actual retirement or separation from the Company, including those salary continuation programs or (2) any supplemental executive retirement plans.

Agreements with Certain Executive Officers

  Employment Agreements

   The Company has entered into employment agreements with the following named officers, which as currently in effect provide for the following annual salaries:

                        Executive Officer        Salary
                        -----------------       --------
                        Robert A. Peiser....... $500,000
                        William F. Schwer...... $312,625
                        William J. Smith....... $309,500
                        Benjamin A. Oxnard, Jr. $289,000
                        Walter C. Lehneis, Jr.. $233,260

   The employment contracts provide for each executive to receive payments equal to one or two times the employee's salary in the event of a termination by the Company without cause. In addition, Mr. Peiser's agreement provides for a payment equal to two times his salary in the event he terminates his employment for "good reason" which includes (1) a reduction in his then base salary, (2) a substantial and adverse change in his duties, control, authority, status or position or (3) a material reduction in the duties and responsibilities previously exercised by Mr. Peiser.

  Consulting Agreement

   On October 22, 2001, the Company entered into an independent consulting agreement with Robert J. McLaughlin. During Phase I of this agreement, which lasted from October 22, 2001 through April 30, 2002, Mr. McLaughlin, in addition to his duties as Chairman of the Board, served as president and chief executive officer of the Company. During Phase II of the agreement, Mr. McLaughlin serves only as Chairman of the Board of Directors. Under the terms of the agreement, Mr. McLaughlin's consulting company, The Sutter Group, received $75,000 per month during Phase I of the agreement and $8,750 per month during Phase II of the agreement through September 2002; this amount was reduced to $5,000 per month commencing October 2002. Mr. McLaughlin also received a $137,500 bonus for achieving specific business goals of the Company as established by the board of directors. In addition, the agreement provided for reimbursement of expenses related to Mr. McLaughlin's travel from his residence in San Francisco, California to the Company's offices in Sugar Land. Under the agreement, Mr. McLaughlin received options to purchase 123,456 shares of Common Stock under the Long-Term Incentive Plan.

Compensation Committee Interlocks and Insider Participation

   The Company's Executive Compensation Committee currently consists of James
J. Gaffney (Chairman), Robert J. McLaughlin, James A. Schlindwein and John K. Sweeney. Mr. McLaughlin did not participate in discussions regarding the determination of his compensation as president and chief executive officer of the Company.

Other Transactions

   During fiscal 2002, the Company paid fees totaling $432,000 to The Sutter Group for services of a consultant to assist in the Company's rationalization and reorganization efforts.

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth certain information with respect to the ownership as of January 9, 2003 of (1) Common Stock and (2) warrants to purchase Common Stock, of each director of the Company, each named officer, each person known to the Company to beneficially own 5% or more of Common Stock and all directors and executive officers of the Company as a group. Unless otherwise indicated, the beneficial owners have sole voting and investment power, as applicable, over the shares of Common Stock and warrants listed below. Although 10,000,000 shares of Common Stock are outstanding for accounting purposes, due to pending disputes regarding bankruptcy claims under the Company's plan of reorganization effective in August 2001, only 9,498,939 shares of Common Stock were issued to holders as of January 9, 2003.

                                                                         Beneficial Ownership of
                                                Beneficial Ownership of   Warrants to Purchase
                                                      Common Stock            Common Stock
                                                -----------------------  ---------------------
                                                  Number of   Percentage   Number     Percentage
                                                Shares (1)(2)  of Class  of Warrants   of Class
                       -                        ------------- ---------- -----------  ----------
Robert A. Peiser...............................      64,500         *
James C. Kempner (3)...........................      54,806         *      48,510        4.4%
Gaylord O. Coan................................      15,000         *
Douglas W. Ehrenkranz..........................       1,468         *         227          *
James J. Gaffney...............................      15,000         *
Walter C. Lehneis, Jr..........................      12,500         *
Robert J. McLaughlin...........................      61,728         *
Benjamin A. Oxnard, Jr.........................         793         *         672          *
James A. Schlindwein...........................      15,000         *
William F. Schwer..............................      51,042         *         618          *
William J. Smith...............................      51,000         *
John K. Sweeney (4)............................      15,000         *
Curtis G. Anderson.............................       7,500         *
Yves-Andre Istel...............................      31,351         *
Lehman Brothers Inc. (5).......................   3,254,656      34.3%
 200 Vesey Street, 11th Floor
 New York, New York 10285
Fagan Group (6)................................   1,255,557      13.2%     46,922        4.2%
 5201 N. O'Connor Blvd., Suite 4400
 Irving, Texas 75039
Lone Star Partners (7).........................     747,454       7.9%
 8 Greenway Plaza, Suite 800
 Houston, Texas 77046
All directors and executive officers as a group
  (17 persons) (4).............................     406,004       4.1%      1,593          *

--------
* Percentage of shares of Common Stock beneficially owned does not exceed 1% of the class.
(1) Includes shares subject to stock options exercisable within 60 days as follows: Mr. Peiser, 62,500 shares; Mr. Coan, 15,000 shares; Mr. Gaffney, 15,000 shares; Mr. Lehneis, 12,500 shares; Mr. McLaughlin, 61,728 shares; Mr. Schlindwein, 15,000 shares; Mr. Schwer, 50,000 shares; Mr. Smith, 50,000 shares; Mr. Sweeney, 15,000 shares; Mr. Anderson, 7,500 shares; Mr. Istel, 15,000 shares; and all directors and executive officers as a group 384,478 shares.

(2) Includes shares issuable upon exercise of the warrants shown in the warrants column.
(3) The number of shares of Common Stock includes 6,240 shares owned by the H. Kempner Trust Association, over which James C. Kempner shares voting power and investment power as a co-trustee with four other co-trustees, and also includes 56 shares owned by a trust of which Mr. Kempner is a beneficiary. The number of warrants includes 48,279 warrants owned by the H. Kempner Trust Association and 231 warrants owned by a trust of which Mr. Kempner is a beneficiary.
(4) Mr. Sweeney, a Managing Director of Lehman Brothers, Inc. shares voting and investment power with respect to the 3,254,656 shares of Common Stock held by Lehman Brothers but disclaims beneficial ownership of those shares.
(5) As reported on Schedule 13D/A dated June 10, 2002, Lehman Brothers Inc. has sole voting and investment power for all 3,254,656 shares.
(6) As reported on Schedule 13D dated November 8, 2002, these shares are owned beneficially by a group of persons associated with William S. Fagan. The group consists of William S. Fagan, Fagan Capital, Inc., Laura A. Fagan, Andreas Lawson, James Dvorak, Luke Dvorak (UGMA), Carol Armstrong and Lucrum Partners (collectively, the "Fagan Group").
(7) As reported on Schedule 13G/A dated January 10, 2003, Lonestar Partners, LP has sole voting and investment power for all 747,454 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors of the Company and beneficial owners of more than 10% of its Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish Imperial with copies of all Section 16(a) forms they file.

   Based on a review of Forms 3 and 4 and amendments thereto filed during the fiscal year ended September 30, 2002 and Forms 5 and amendments thereto, or written representations that no Form 5s were required, Imperial believes that during the year ended September 30, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                     SHAREHOLDER RETURN PERFORMANCE GRAPH

   On August 29, 2001, the Company emerged from bankruptcy and consummated its plan of reorganization. Effective August 29, 2001, all outstanding shares of Common Stock existing prior to the reorganization were canceled. The Company's Common Stock issued in the reorganization did not begin trading until October 11, 2001.

   The following graph compares the cumulative total shareholder return on the Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index and the American Stock Exchange Consumer Staple Index ("IXR") for the period from October 11, 2001 to September 30, 2002. The graph assumes that the value of the investment in the Common Stock and each index was $1.00 at October 11, 2001 and that all dividends were reinvested on a quarterly basis.





                                    [CHART]

                         IPSU      S & P 500     IXR
  October 11, 2001      $1.00        $1.00      $1.00
September 30, 2002      $0.50        $0.74      $0.78

                    EXECUTIVE COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

   The following report has been provided by the Executive Compensation Committee (the "Committee") of the Board of Directors. This report summarizes the Company's current overall compensation philosophy and program objectives. Descriptions of the Company's compensation programs are provided as well as the bases for the Company's fiscal 2002 compensation for the Company's named executive officers, including the Chief Executive Officer ("CEO").

  Overall Objectives of the Executive Compensation Program

   The Company's executive compensation philosophy and program objectives primarily are directed by two guiding principles. First, the program is intended to provide competitive levels of compensation, at expected levels of performance, in order to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interests between the Company's executives and shareholders so that a significant portion of each executive's compensation is directly linked to maximizing shareholder value.

   In support of this philosophy, the executive compensation program is designed to reward performance that is directly relevant to the Company's short-term and long-term success. The Company attempts to provide both short-term and long-term incentive compensation that varies based on corporate and individual performance.

   The executive compensation program has been structured with three primary components: base salary, annual incentives (via a bonus plan), and long-term incentives (via stock options). The following sections of this report describe the Company's plans by component of compensation and discuss how each component relates to the Company's overall executive compensation philosophy.

   In this report, reference is made to the use of competitive market data as a criterion for establishing targeted compensation levels. The Company targets the market 50th percentile for its total compensation program. The Company utilizes published survey data and data obtained from independent consultants for general industry and food industry companies similar in size to the Company, but not necessarily the companies comprising the American Stock Exchange Consumer Staple Index.

  Base Salary Program

   The Company's base salary program is based on a philosophy of providing base compensation levels at or near the market 50th percentile. The Company periodically reviews its executive compensation levels to assure consistency with the external market. The Company believes it is important to provide competitive salaries over time in order to attract and retain talented executives.

   Annual base salary adjustments for the Company are based on several factors: general levels of market salary increases, individual performance, competitive base salary levels and the Company's overall financial results. For purposes of determining base salary adjustments, the Company reviews its performance qualitatively, the level of earnings, and each individual's contributions. These criteria are assessed qualitatively and are not weighted. All base salary adjustments are based on a philosophy of pay-for-performance and an individual's value to the Company. As a result, employees with higher levels of performance sustained over time will be paid correspondingly higher salaries.

   Two of the Company's named executive officers, excluding the CEO, who did not join the Company until April 2002, received a base salary increase in fiscal 2002. The base salary increase is usually based on general market movement of executive base salaries and a qualitative assessment based on the factors discussed above.

  Annual Bonus Plan

   The Company's annual bonus plan is intended to (a) reward key employees based on Company and individual performance, (b) motivate key employees and (c) provide competitive cash compensation opportunities to plan participants. Under the annual bonus plan, target award opportunities vary by individual position and are expressed as a percent of base salary. The amount a particular executive may earn is directly dependent on the individual's position, responsibility and ability to impact the Company's financial success.

   The annual bonus plan consists of two key components. First, 60% of the award opportunity is tied to corporate profitability relative to an annual profit plan. Second, the remainder of the award opportunity is tied to a qualitative assessment of individual performance. Actual awards payable under the plan vary based on both profitability and individual performance. For fiscal 2002, Mr. Peiser received a bonus based on the impact he had on the Company's deleveraging of its balance sheet, its return to a base level of profitability, the sale of non-operating assets, as well as the initiation of the sale of its foodservice subsidiary and negotiation of a new senior loan agreement. Mr. Lehneis, President of Diamond Crystal Brands, Inc., received a bonus, as this subsidiary exceeded its profitability target.

  Long-Term Incentive Plan

   The Company's Long-Term Incentive Plan is designed to focus executive efforts on the long-term goals of the Company and to maximize total return to shareholders. The long-term incentive device used by the Committee is stock options.

   Stock options align the interests of employees and shareholders by providing value to the executive through stock price appreciation only. All stock options granted in fiscal 2002 have a ten-year term before expiration.

   Stock option grants were made to key executives in fiscal 2002, and it is anticipated that stock option awards will be made periodically at the discretion of the Committee in the future. The number of shares actually granted to individual participants was based on the individual's position and level of responsibility within the Company. These factors were assessed subjectively and are not weighted.

  Section 162(m)

   Under Section 162(m) of the Code, public companies are precluded from receiving a tax deduction on compensation paid to executive officers in excess of $1,000,000. The Company anticipates that all of its stock option grants satisfy the requirements of Section 162(m). None of the named executive officers had cash compensation in excess of $1,000,000 in fiscal 2002.

  Compensation of the Chief Executive Officer

   The Committee administers the compensation programs of the CEO, Robert A. Peiser, consistent with the objectives enumerated for the other executive officers. Mr. Peiser joined the Company in April 2002. His compensation is targeted to be at or near the market average for the top-paid executive in similarly capitalized companies in the food products and services industry. The Committee approved the total compensation package for Mr. Peiser after reviewing available compensation information regarding such top-paid executives at the time Mr. Peiser joined the Company. Mr. Peiser's salary currently is $500,000 per year. During fiscal 2002, Mr. Peiser received a signing bonus of $50,000 on commencement of his employment with the Company. Also for fiscal 2002, the Committee awarded Mr. Peiser a performance based bonus of $250,000 recognizing the critical results he achieved in restoring financial stability, deleveraging the Company's balance sheet, and returning the Company to a base level of profitability. The Committee also considered the progress made during 2002 in the sale of the Company's foodservice subsidiary and negotiation of a new senior loan facility. In fiscal 2002, the Committee granted Mr. Peiser an option to purchase 250,000 shares of Common Stock at an exercise price equal to 100% of the then fair market value. Of these options, 25% vested on the grant date and the remainder vest equally on the next three anniversaries of the grant date.

                       Executive Compensation Committee

                          James J. Gaffney, Chairman
                             Robert J. McLaughlin
                             James A. Schlindwein
                                John K. Sweeney

                    PROPOSAL 2: AMENDMENT TO THE COMPANY'S
                           LONG-TERM INCENTIVE PLAN

   The Company adopted the Imperial Sugar Company Long-Term Incentive Plan which became effective on its emergence from bankruptcy protection in August 2001. As originally adopted, the Long-Term Incentive Plan did not provide for grants of options or other stock awards to non-employee directors, but the plan was amended in February 2002 to permit such grants. The Long-Term Incentive Plan is designed to attract and retain key employees and directors and to stimulate the active interest of key employees in the Company's financial success. Please read "Long-Term Incentive Plan" in this proxy statement for more information regarding the Long-Term Incentive Plan.

Proposed Amendment

   The Long-Term Incentive Plan currently provides for the issuance of up to 1,234,568 shares of Common Stock. As of January 9, 2003, options to purchase a total of 1,185,956 shares of Common Stock were outstanding, leaving only 48,612 shares available for future awards. The Board of Directors believes that the remaining shares authorized for grant under the Long-Term Incentive Plan are insufficient to serve the purposes of the plan. On January 10, 2003, the Executive Compensation Committee of the Board of Directors approved a proposed amendment to the Long-Term Incentive Plan that would increase the number of shares of Common Stock subject to the plan by 450,000 shares, subject to approval by the shareholders. Approval of the proposed amendment by shareholders also will constitute ratification of the plan as amended, including the eligibility provisions of the plan and the amendment to permit grants to non-employee directors, with the effect that incentive stock options may be granted to employees under the plan. The Company believes the amendment will enable the Long-Term Incentive Plan to continue to advance the interests of the Company and its shareholders by providing stock incentives necessary for the recruitment and retention of key employees and directors. It is expected that this increased number will be sufficient for grants during 2003 and 2004.

   The Company has been successful in recruiting qualified management as part of its strategy to overcome the inherent volatility of the sugar industry. Accordingly, the Committee believes that this recommended increase in authorized awards is both necessary and desirable for the creation of shareholder value.

   The amount and type of awards to be granted in the future to the named officers, to all executive officers as a group, to all directors and to all other employees currently are not determinable.

   Approval of the amendment to the Long-Term Incentive Plan requires the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the matter. Accordingly, abstentions will have the same effect as votes against the proposal, and broker non-votes applicable to shares represented at the meeting will have no effect on the outcome of the proposal. The persons named on the accompanying proxy will vote in accordance with the choice specified on the proxy, or, if no choice is properly indicated, in favor of approval of the amendment to the Long-Term Incentive Plan.

Certain Tax Consequences

   Options granted under the Long-Term Incentive Plan may constitute either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code or non-qualified options. In some instances, the tax treatment under the Internal Revenue Code of stock options qualifying as incentive stock options is more favorable to employees than the tax treatment for non-qualified options. Generally, upon the exercise of an incentive stock option, the optionee recognizes no income for federal income tax purposes. The difference between the exercise price of the incentive stock option and the fair market value of the Common Stock at the time of purchase is, however, an adjustment to alternative minimum taxable income that may require payment of an alternative minimum tax. On the sale of the shares acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years from the date of grant of the option or within one year from the date of exercise), any gain will be taxed to the optionee as long-term capital gain. The Company will not be entitled to a tax deduction upon the grant or exercise of an incentive stock option, except to the extent an optionee recognizes ordinary income from the disposition of the shares prior to expiration of the required holding period.

   Upon the exercise of a non-qualified option, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the fair market value on the date of exercise of the Common Stock purchased and the exercise price. Upon any sale of shares acquired upon exercise of a non-qualified option, any difference between the sales price and the fair market value of the shares on the date of exercise of the non-qualified option will be treated generally as capital gain or loss. Upon the exercise of a non-qualified option, the Company is entitled to a deduction for federal income tax purposes in an amount equal to the income recognized by the employee.

   A participant will recognize ordinary compensation income upon receipt of cash pursuant to an award payable in cash, and upon receipt of cash or Common Stock in satisfaction of an SAR or conditional stock award. A participant will recognize ordinary compensation income at the time restrictions lapse on restricted Common Stock in an amount equal to the fair market value of the shares at that time, unless the participant makes an election to be taxed on the value of the restricted Common Stock when it is received. The Company is generally entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by the participant for these purposes.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE LONG-TERM INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK COVERED BY THE PLAN.

               PROPOSAL 3: RATIFICATION OF INDEPENDENT AUDITORS

   The board of directors, on recommendation of the Audit Committee, has approved and recommended the appointment of Deloitte & Touche LLP, independent certified public accountants, as auditors of the Company's financial statements for the year ending September 30, 2003. Deloitte & Touche LLP has served as auditors for the Company for over 25 years.

   A representative of Deloitte & Touche LLP is expected to attend the 2003 Annual Meeting and be available to respond to appropriate questions raised during the meeting by shareholders. Such representative will also have an opportunity to make a statement during the meeting if he so desires.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2003.

Audit Fees

   The aggregate fees for the audit of the Company's consolidated financial statements for the year ended September 30, 2002 and reviews of interim consolidated financial statements included in the Company's quarterly reports on Form 10-Q during the year ended September 30, 2002 was $0.4 million.

Financial Information Systems Design and Implementation Fees

   No financial information systems design and implementation services were rendered to the Company by Deloitte & Touche LLP in fiscal 2002.

All Other Fees

   The aggregate fees billed to the Company for services rendered by Deloitte & Touche LLP for fiscal 2002, other than those services referenced in the previous two paragraphs, was approximately $0.3 million. These services primarily consisted of tax planning and compliance services and audit services in connection with the sale of Diamond Crystal Brands.

   The Audit Committee has considered whether the provision of the services referenced above under the heading "All Other Fees" is compatible with maintaining Deloitte & Touche LLP's independence.

                            AUDIT COMMITTEE REPORT

   The Audit Committee is composed of three independent directors. The general objectives of the Audit Committee are to assist the board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors. The specific duties of the Audit Committee are described forth in the Audit Committee Charter, adopted by the board of directors and attached as Appendix A to the proxy statement for the Company's 2002 Annual Meeting of Shareholders filed with the SEC.

   The Company's management is primarily responsible for the Company's financial statements and the quality and integrity of the reporting process. The independent accountants, Deloitte & Touche LLP, are responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles in the United States. The Audit Committee is responsible for overseeing the financial reporting process on behalf of the board of directors and recommending to the board of directors that the Company's financial statements be included in the Company's Annual Report on Form 10-K.

   The Audit Committee took a number of steps in fulfilling its oversight responsibilities and making its recommendation for fiscal 2002. First, the Audit Committee discussed with Deloitte & Touche LLP, the Company's independent accountants for 2002, those matters that Deloitte & Touche LLP communicated to the Audit Committee as required by Statement of Auditing Standards No. 61. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed Deloitte & Touche LLP's independence with Deloitte & Touche LLP and received written disclosures and a letter from Deloitte & Touche LLP regarding independence as required by Independence Standards Board Standard No.
1. This discussion and disclosure assisted the Audit Committee in evaluating Deloitte & Touche LLP's independence. Finally, the Audit Committee reviewed and discussed with the Company's management and Deloitte & Touche LLP the Company's audited financial statements. Based on discussions with Deloitte & Touche LLP concerning the audit, the independence discussions, the financial statement review and other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2002 for filing with the SEC.

Respectfully submitted,

Gaylord O. Coan, Chairman
Yves-Andre-Istel
Curtis G. Anderson
The Audit Committee

                                 OTHER MATTERS

   A copy of the Company's Annual Report on Form 10-K, including financial statements for the fiscal year ended September 30, 2002, accompanies this proxy statement but is not a part of the proxy soliciting material.

                             SHAREHOLDER PROPOSALS

   Proposals of shareholders intended to be presented at the Company's 2004 Annual Meeting of Shareholders, and otherwise eligible, must be received by the Company (at the address indicated on the first page of this proxy statement) no later than September 18, 2003 to be eligible for inclusion in the Company's proxy material relating to that meeting. In addition, the proxy solicited by the board of directors for the 2004 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal raised at the 2004 Annual Meeting of Shareholders that is not described in the proxy statement for that meeting unless the Company has received notice of the proposal on or before December 2, 2003.

 REGARDLESS OF THE NUMBER OF SHARES OWNED, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE.

                                        For the Board of Directors


                                        ROY L. CORDES, JR.
                                        Secretary

                            IMPERIAL SUGAR COMPANY
                      2003 Annual Meeting of Shareholders
              Proxy Solicited on behalf of the Board of Directors

   The undersigned hereby appoints Robert A. Peiser, William F. Schwer and Roy
L. Cordes, Jr, and each of them, with full power of substitution, the attorneys and proxies of the undersigned to vote all of the shares of Common Stock, without par value, of Imperial Sugar Company (the "Company") that the undersigned would be entitled to vote, with all powers that the undersigned would possess if personally present, at the 2003 Annual Meeting of Shareholders of Imperial Sugar Company to be held on February 28, 2003 and at any adjournment or postponement thereof, on the matters as designated herein and, in their discretion, on such other matters as may properly come before the meeting or adjournment thereof, all as set forth in the accompanying Proxy Statement

   This Proxy when properly executed will be voted as specified on the reverse side. Unless otherwise specified, this Proxy will be voted FOR election as Directors of all of the nominees listed on the reverse, FOR amendment of the Company's Long-Term Incentive Plan as described in the proxy statement and FOR ratification of the appointment of Deloitte & Touche LLP as auditors of the Company for the fiscal year ending September 30, 2003. A majority (or if only one, then that one) of the proxies or substitutes acting at the meeting, or at any adjournment or postponement, may exercise the powers conferred by this Proxy. Receipt of the Notice of Meeting and Proxy Statement is hereby acknowledged. This Proxy revokes all prior proxies given by the undersigned.

         (Continued, and to be signed and dated, on the reverse side.)

                                                          IMPERIAL SUGAR COMPANY
                                                          P.O. BOX 11110
                                                          NEW YORK, NEW YORK
                                                       10203-0110



1. Election of four directors to serve for the FOR all nominees [_] WITHHOLD AUTHORITY to vote [_] *EXCEPTIONS [_]
 terms set forth in the proxy statement.       listed below         for all nominees listed below

 Nominees:
                    Class I              Class II
                    -------              --------
                    Robert J. McLaughlin Curtis G. Anderson
                    Robert A. Peiser
                    John K. Sweeney
 ( INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below).
 *Exceptions____________________________________________________________________
2.Proposal to approve an amendment to the Company's Long-Term Incentive Plan as described in the proxy statement .
 FOR [_]  AGAINST [_]   ABSTAIN [_]
3.Proposal to ratify the appointment of the firm Deloitte & Touche LLP, independent certified public accountants, as auditors of the Company for its fiscal year ending September 30, 2003.
 FOR [_]  AGAINST [_]   ABSTAIN [_]
4.To transact such other business as may properly come before the meeting or any adjournment thereof.
                                                    Change of Address and
                                                    or Comment Mark Here [_]
                                                  Please sign exactly as name
                                                  or names appear on the proxy.
                                                  If stock is held jointly,
                                                  each holder should sign. If
                                                  signing as attorney, trustee,
                                                  executor, administrator,
                                                  custodian, guardian, or
                                                  corporate officer, please
                                                  give full title.
                                                  DATED: _______________________
                                                  SIGNED: ______________________
                                                  ------------------------------
                                                  Votes MUST be indicated [_]
                                                  in Black or Blue ink.
    Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed
                                   Envelope.